As filed with the Securities and Exchange Commission on January 22, 1999

                                                      Registration  No.   333-
-------------------------------------------------------------------------------
                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ---------------------------

                       FIRST CASH FINANCIAL SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                 5932	                  75-2237318
         --------                 ----                      ----------
     (State or other        (Primary Standard            (I.R.S. Employer
      jurisdiction of     Industrial Classification    Identification Number)
     incorporation or          Code Number)
       organization)

690 E. Lamar Blvd., Suite 400         Copy to:               Phillip E. Powell
   Arlington, Texas 76011      Thomas C. Pritchard, Esq.	690 E. Lamar Blvd.,
       (817) 460-3947          Brewer & Pritchard, P.C.          Suite 400
  (Address, including zip       1111 Bagby, 24th Floor    Arlington, Texas 76011
code, and telephone number,     Houston, Texas 77002   (Name, address, including
   including area code,         Phone (713) 209-2950     zip code, phone number,
     of registrant's            Fax (713) 209-2921        including area code,
 principal executive offices)                             of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     ---

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                             ---

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.
                                              ---

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                      ---

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                      ---

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                ---

                       CALCULATION OF REGISTRATION FEE
===============================================================================
                                         Proposed       Proposed
                                         Maximum        Maximum
    Title of                 Amount      Offering       Aggregate   Amount of
   Securities                To Be       Price Per      Offering   Registration
 To Be Registered          Registered    Share (1)      Price (1)      Fee
Resale of Common
  Stock Outstanding        1,780,000      $12.31       $21,911,800    $6,091
Common Stock Underlying
  Acquisition Obligations    155,000      $12.31        $1,908,050      $530
Resale of Common Stock
  Underlying Warrants      1,895,250      $12.31       $23,330,528    $6,486
                           ---------     -------       -----------    ------
Total                      3,830,250      $12.31       $47,150,378   $13,107
=============================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices for the common stock, as reported by the Nasdaq Stock Market on January 14, 1999, or $12.31 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



PROSPECTUS

                     FIRST CASH FINANCIAL SERVICES, INC.
                                ------------


                                COMMON STOCK
                                ------------



     This prospectus relates to the resale of common stock of First Cash Financial Services, Inc. as follows: (i) 1,895,250 shares of common stock underlying currently exercisable stock purchase warrants, (ii) 1,780,000 shares of common stock currently outstanding, and (iii) 155,000 shares of common stock to be issued pursuant to outstanding acquisition obligations. The Company will receive up to $19,206,531 upon the exercise of the warrants. The company will not receive any proceeds from the resale of currently outstanding shares of common stock or the issuance of common stock in payment of outstanding acquisition obligations.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" as that term is defined under the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     The common stock of the company is traded on the Nasdaq Stock Market under the symbol "FCFS." On January 21, 1999, the last sale price of the common stock, as reported by the Nasdaq Stock Market, was $13.00 per share.




This investment involves a high degree of risk. See "Risk Factors" beginning on page 2.




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary in a criminal offense.




Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the securities and exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.




               The date of this prospectus is January 22, 1999



                              TABLE OF CONTENTS

The Company......................................    2
Risk Factors.....................................    2
     Recent Developments; Risk of Leverage.......    2
     Expansion of Business.......................    3
     Dependence on Key Personnel.................    3
     Governmental Regulation.....................    4
     Competition.................................    4
     Risks Related to Firearm Sales..............    4
     Risks Related to Rightful Owner Claims......    4
     Year 2000 Issue.............................    4
     Forward-Looking Information.................    5
Use of Proceeds..................................    5
Plan of Distribution and Selling Stockholders....    5
Incorporation of Certain Documents By Reference..    9
Available Information............................    9
SEC's Position on Indemnification................   10
Legal Matters....................................   10
Experts..........................................   10


                                 THE COMPANY
                                 -----------

     First Cash Financial Services, Inc. is the third largest publicly traded pawnshop operator in the United States and currently has 106 pawn stores in Texas, Oklahoma, South Carolina, Washington, D.C., Maryland, Missouri and Virginia. The company's pawnshops engage in both consumer finance and retail sales activities. The company's pawnshops provide a convenient source for consumer loans, lending money against pledged tangible personal property such as jewelry, electronic equipment, tools, firearms, sporting goods and musical equipment. These pawn stores also function as retailers of previously-owned merchandise acquired in forfeited pawn transactions and over-the-counter purchases from customers.

     The company also currently owns 27 check cashing stores in California, Illinois and Washington. These check cashing stores provide a broad range of consumer financial services, including check cashing, money order sales, wire transfers and short-term unsecured payday advances. The company also owns a software company in California which provides computer hardware and software to third party check cashing operators, as well as ongoing technical support. For the fiscal year ended July 31, 1998, the company's revenues were derived 64% from retail activities, 34% from lending activities, and 2% from other sources, including check-cashing fees.

     Management believes the pawnshop industry is highly fragmented with approximately 15,000 stores in the United States and is in the early stages of achieving greater efficiencies through consolidation. The five publicly traded pawnshop companies operate less than 6% of the total pawnshops in the United States. Management believes significant economies of scale, increased operating efficiencies, and revenue growth are achievable by increasing the number of stores under operation and introducing modern merchandising techniques, point of-sale systems, improved inventory management and store remodeling. The company's objectives are to increase consumer loans and retail sales through selected acquisitions and new store openings and to enhance operating efficiencies and productivity. During fiscal 1998, 1997 and 1996, the company added 29, 7 and 7 pawn stores to its network, respectively, net of stores consolidated. The company made its initial entry into the check cashing business during fiscal 1998, with the purchase of 11 stores in California and Washington. Management estimates there are approximately 7,000 such check cashing locations throughout the United States.

     The company was formed as a Texas corporation in July 1988 and in April 1991 the company reincorporated as a Delaware corporation. Except as otherwise indicated, the term "company" includes its wholly owned subsidiaries, American Loan & Jewelry, Inc., Famous Pawn, Inc., JB Pawn, Inc., Miraglia, Inc., Capital Pawnbrokers, Inc., Silver Hill Pawn, Inc., One Iron Ventures, Inc. and Elegant Floors, Inc. The company's principal executive offices are located at 690 East Lamar Blvd., Suite 400, Arlington, Texas 76011, and its telephone number is
(817) 460-3947.

                               RISK FACTORS
                               ------------

Recent Developments; Risk of Leverage
-------------------------------------

     On November 14, 1998, the company purchased 12 pawn stores in South Carolina for an aggregate purchase price of $4,558,000 consisting of $2,258,000 cash, a $600,000 note payable due in twelve equal monthly payments, and a $1,700,000 obligation due November 16, 1999 in either cash or common stock of the company, at the option of the company. On December 14, 1998, the company acquired 100% of the outstanding common stock of One Iron Ventures, Inc., which owns 11 check cashing stores in Illinois, in exchange for 430,000 shares of the company's common stock.

     As a result of recent acquisition related debt and increases in the company's credit facility, the company's debt service requirements have been substantially increased over historical levels. Although the company anticipates that existing cash flows and additional cash flows from the acquisitions partially funded by such indebtedness will be sufficient to support current levels of company debt, debt service requirements will affect the profitability of the company and may impair its ability to raise additional capital for further acquisitions or for capital investment in existing operations.

     At October 31, 1998, the company had $39,605,000 of long-term liabilities, of which $36,739,000 represented long-term debt. The company has incurred and will continue to incur interest expense on such indebtedness. Although interest rates have decreased over the last twelve months, interest rates may increase in the future. As interest rates increase, management's strategy to fund acquisitions through debt becomes more costly and may have an adverse impact on the company's operations. Failure to make payments when due will result in default under and possible acceleration of one or more of the company's debt instruments. Management believes that the net cash flows generated from operations will provide the company with sufficient resources to meet the company's present and foreseeable liquidity and capital needs, including those arising from debt obligations. However, in the event the company's cash flow so generated is insufficient for these purposes, the company may be required to raise additional capital and/or curtail acquisition activities.

Expansion of Business
---------------------

     Since its inception, the company has engaged in a series of acquisitions and, to a lesser degree, new store openings in order to expand its business.
The company's strategy for the near future is to emphasize expansion through both acquisition of existing stores, which enables the company to realize increases in revenues and economies of scale more quickly, and opening new stores where demographics are favorable and competition is limited. The company has not established definite plans to open a set number of stores or to acquire a set number of stores during the next 12-month period. The company is currently negotiating the purchase of 22 check cashing stores in Mississippi. The purchase price of the Mississippi acquisition will consist of a combination of cash and seller notes payable. While the company continually looks for, and is presented with, potential acquisition candidates, the company has no definitive plans or commitments for further acquisitions and is not currently negotiating any acquisitions, other than the those listed above. The company has no immediate plans to open any other new stores. To a significant extent, the company's future success is dependent upon its ability to continue to engage in successful acquisitions and new site selections. Potential risks associated with such a strategy are as follows:

Management of Growth
--------------------

     The success of the company's growth strategy is dependent, in part, upon the ability to maintain adequate financial controls and reporting systems, to assimilate acquisition management into the company's management structure, to manage a larger operation, and to obtain additional capital upon favorable terms. On average, a new store becomes profitable approximately six to twelve months after establishment. Typically, acquired stores are profitable upon acquisition. There can be no assurance that the company will be able to successfully finance acquisitions or manage a larger operation.

Availability of Attractive Acquisitions
---------------------------------------

     The company competes for acquisitions with other publicly held pawnshop and check cashing companies, some of which have greater financial resources than the company. This competition could limit the availability of acquisition candidates and increase the cost of acquisitions.

Statutory Requirements
----------------------

     The company's ability to open new pawn stores in Texas counties having a population of more than 250,000 may be adversely affected by a law which requires a finding of public need and probable profitability by the Texas Consumer Credit Commissioner as a condition to the issuance or activation of any new pawnshop license. In addition, some counties in Maryland in which the company currently operates have enacted moratoriums on new pawn licenses, which may adversely affect the company's ability to expand its operations in those counties. Also, the present statutory and regulatory environment of some states for both pawnshops and check cashers renders expansion into those states impractical. For example, certain states require public sale of forfeited collateral or do not permit service charges sufficient to make pawnshop operations profitable.

Access to Capital
-----------------

     The company's need for expansion capital and its ability to obtain secured financing is complicated by the requirement in some states that it maintain a minimum amount of certain unencumbered net assets (currently $150,000 in Texas, $25,000 in Oklahoma, $50,000 in Missouri and $35,000 in South Carolina) for each pawnshop location. The ability of the company to continue to expand through acquisitions and new store openings is limited by access to capital.

Availability of Qualified Store Management Personnel
----------------------------------------------------

     The company's ability to expand may also be limited by the availability of qualified store management personnel. While the company seeks to train existing qualified personnel for management positions and to create attractive compensation packages to retain existing management personnel, there can be no assurance that sufficient qualified personnel will be available to satisfy the company's needs with respect to its planned expansion.


Dependence on Key Personnel
---------------------------

     The success of the company is dependent upon, among other things, the services of Phillip E. Powell, chief executive officer, and Rick L. Wessel, president and chief financial officer. The company has entered into employment agreements with Messrs. Powell and Wessel. The loss of the services of Mr. Powell or Mr. Wessel could have a material adverse effect on the company. As of the date of this prospectus, the company has not obtained "key-man" life insurance on the lives of Messrs. Powell or Wessel.

Governmental Regulation
-----------------------

     The company's pawnshop and check cashing operations are subject to, and must comply with, extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. These statutes may prescribe, among other things, service charges a pawnshop may charge for lending money and the rules of conduct that govern an entity's ability to maintain a pawnshop license, as well as the amount of fees which may be charged for cashing checks or making payday advances. With respect to firearm and ammunition sales, a pawnshop must comply with the regulations promulgated by the Federal Bureau of Alcohol, Tobacco and Firearms, a division of the Department of the Treasury ("ATF"). State regulatory agencies have broad, discretionary authority to refuse to grant a license or to suspend or revoke any or all existing licenses of licensees under common control if it is determined that any such licensee has violated any law or regulation or that the management of any such licensee is not suitable to operate pawnshops. In addition, there can be no assurance that additional state or federal statutes or regulations will not be enacted at some future date which could inhibit the ability of the company to expand, significantly decrease the service charges for lending money, or prohibit or more stringently regulate the sale of certain goods, such as firearms, any of which could significantly adversely affect the company's prospects.

Competition
-----------

     The company encounters significant competition in connection with the operation of both its pawnshop and check cashing businesses. In connection with lending operations, the company competes with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured as well as on a secured basis. The company's competitors in connection with its retail sales include numerous retail and discount stores. In connection with its check cashing operations, the company competes with banks, grocery stores, and other check cashing companies. Many competitors have greater financial resources than the company. These competitive conditions may adversely affect the company's revenues, profitability and ability to expand.

Risks Related to Firearm Sales
------------------------------

     The company regularly engages in sales of firearms, leaving it open to the risk of lawsuits from persons who may claim injury as a result of an improper sale. No such claims have been asserted against the company as of the date hereof. The company does not maintain insurance covering potential risks related to the sale of firearms.

Risks Related to Rightful Owner Claims
--------------------------------------

     In connection with pawnshops operated by the company, there is the risk that acquired merchandise may be subject to claims of rightful owners. Historically, the company has not found these claims to have a material adverse effect on results of operations, and, accordingly, the company does not maintain insurance to cover the costs of returning merchandise to its rightful owners. The company requires each customer obtaining a loan to provide appropriate identification.

Year 2000 Issue
---------------

     The "Year 2000 Issue" is the result of computer programs that use two digits instead of four to record the applicable year. Computer programs that have date-sensitive software might recognize a date using "00" as the Year 1900 instead of the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other events, a temporary inability to process transactions or engage in similar normal business activities. The Year 2000 is a leap year, which may also lead to incorrect calculations, functions or system failure. The Company has established a committee to initiate the process of gathering, testing, and producing information about the Company's operations systems impacted by the Year 2000 transition. The Company intends to utilize both internal and external resources to identify, correct or reprogram, and test systems for Year 2000 compliance. The Company intends to contact its significant suppliers to determine the extent to which the Company may be vulnerable to those parties' failure to remediate their own Year 2000 issues. There can be no guarantee that the systems of other companies with which the Company's systems interface will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems would not require the Company to spend more time or money than anticipated, or even have a material adverse effect on the Company. Although the Year 2000 assessment has not been completed, management currently believes, based on available information, that resolving these matters will not have a material adverse impact on the Company's financial position or it's results of operations.

Forward-Looking Information
---------------------------

     This prospectus contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Such statements include, but are not limited to, the discussions of the company's operations, liquidity, and capital resources. Forward-looking statements are included in the "Risk Factors" section of this prospectus, as well as in the company's filings with the Securities Exchange Commission pursuant to the Exchange Act, some of which are incorporated by reference herein. Although the company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Generally, these statements relate to business plans, strategies, anticipated strategies, levels of capital expenditures, liquidity and anticipated capital funding needed to effect the
business plan.   All phases of the company's operations are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the company and cannot be predicted with any degree of accuracy. Factors such as changes in regional or national economic conditions, changes in governmental regulations, unforeseen litigation, changes in interest rates or tax rates, significant changes in the prevailing market price of gold, future business decisions and other uncertainties may cause results to differ materially from those anticipated by some of the statements made in this prospectus. In light of the significant uncertainties inherent in forward looking statements, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained this prospectus speak only as of the date of this prospectus and the company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the company's expectations or any change in events, conditions or circumstance on which any such statement is based.

                               USE OF PROCEEDS
                               ---------------

     In the event that shares of common stock, the resale of which are being registered under the Securities Act hereunder, are issued upon exercise of all of the warrants described herein, the company will receive as gross proceeds a maximum of $19,206,531. The company will use any such proceeds for general working capital. As there are no commitments from the holders of the warrants to so exercise such securities and purchase common stock, there can be no assurance that any such warrants will be exercised.

                PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS
                ---------------------------------------------

     This prospectus relates to the resale of common stock of First Cash Financial Services, Inc. as follows: (i) 1,895,250 shares of common stock underlying currently exercisable stock purchase warrants, (ii) 1,780,000 shares of common stock currently outstanding, and (iii) 155,000 shares of common stock to be issued pursuant to outstanding acquisition obligations. The following table sets forth certain information with respect to the registration of shares of common stock. The company will receive up to $19,206,531 upon exercise of the warrants, and will not receive any proceeds from the resale of currently outstanding shares of common stock.

   RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS FOR SHARES THAT ARE CURRENTLY
        OUTSTANDING OR WILL BE OUTSTANDING UPON EXERCISE OF WARRANTS


                                 SHARES BENEFICIALLY       AMOUNT OFFERED
                                    OWNED BEFORE        (ASSUMING ALL SHARES
    STOCKHOLDER                        RESALE            IMMEDIATELY SOLD)
    -----------                        ------            -----------------
Alan Barron(6)(10)                    100,000                 100,000

Alan Barron(2)(10)                     40,000                  40,000

Alan Barron(3)(10)                     25,000                  25,000

Alan Barron(4)(10)                    150,000                 150,000

Bill Ratliff(2)                        10,000                  10,000

Blake Miraglia(3)(11)                  25,000                  25,000

Brian Baker(3)                          2,000                   2,000

CCDC, Inc.(1)(5)                       25,000                  25,000

CCDC, Inc.(1)(5)                      100,000                 100,000

CCDC, Inc.(2)(5)                      100,000                 100,000

CCDC, Inc.(3)(5)                       25,000                  25,000

Christopher J. Lee(1)                  14,750                  14,750

Christopher J. Lee(2)                  15,000                  15,000

Christopher J. Lee(3)                  10,000                  10,000

Cynthia White(1)                       17,500                  17,500

Cynthia White(2)                       15,000                  15,000

Cynthia White(3)                       10,000                  10,000

David W. Carr(1)                       13,000                  13,000

David W. Carr(2)                       15,000                  15,000

David W. Carr(3)                       10,000                  10,000

Dennis Norris(3)                        2,000                   2,000

James Don Dougan(3)                     2,000                   2,000

Jimmy Seale(3)                         15,000                  15,000

John Hamilton(3)                        2,000                   2,000

Jose A. Ramirez(3)                      2,000                   2,000

Michael McCollum(3)                     2,000                   2,000

Miguel J. Trevino(3)                    2,000                   2,000

Nancy Talley(3)                         2,000                   2,000

Peter McDonald(3)                       2,000                   2,000

R. Seth Trotman(2)                     15,000                  15,000

R. Seth Trotman(3)                     10,000                  10,000

Randy York(2)                          15,000                  15,000

Randy York(3)                          10,000                  10,000

Randy York(4)                          25,000                  25,000

Randy York(6)                          15,000                  15,000

Raul Ramos(1)                          13,000                  13,000

Raul Ramos(2)                          15,000                  15,000

Raul Ramos(3)                          10,000                  10,000

Richard T. Burke(2)(12)               100,000                 100,000

Richard T. Burke(6)(12)               125,000                 125,000

Rick Powell(1)(13)                    225,000                 225,000

Rick Powell(2)(13)                     60,000                  60,000

Rick Powell(3)(13)                    100,000                 100,000

Rick Powell(4)(13)                    200,000                 200,000

Rick Powell(6)(13)                     50,000                  50,000

Rick Wessel(6)(14)                    105,000                 105,000

Rick Wessel(2)(14)                     50,000                  50,000

Rick Wessel(3)(14)                     40,000                  40,000

Rick Wessel(4)(14)                    150,000                 150,000

Scott W. Merritt(3)                    15,000                  15,000

Scott Williamson(6)(15)                55,000                  55,000

Scott Williamson(2)(15)                30,000                  30,000

Scott Williamson(3)(15)                25,000                  25,000

Scott Williamson(4)(15)                75,000                  75,000

Stephanie Jordan(3)                     2,000                   2,000

Steve Walker(3)                         2,000                   2,000

Jon Burke(6)                           50,000                  50,000

Jon Burke(1)                            5,000                   5,000

Jon Burke(1)                           50,000                  50,000

Blake A. Miraglia, Trustee of the
  Blake A. Miraglia Trust U/A
  5/30/87(7)(8)(11)                   334,305                 334,305

Gary V. Vanier and Barbara D.
  Vanier, Trustees of the Gary V.
  Vanier and Barbara A. Vanier 1992
  Trust U/A 6/30/92(7)                258,145                 258,145

Stephen R. Miraglia, Trustee of the
  Stephen R. Miraglia Trust U/A
  5/28/87(7)                          169,065                 169,065

Bruce and Paulette Myers(7)            77,095                  77,095

Jimmy Seale(7)                         11,390                  11,390

Erik P. Gustafson(9)                  198,875                 198,875

Donald H. Gustafson(9)                198,875                 198,875

Judy Redington(9)                      21,500                  21,500

William Bingo(9)                       10,750                  10,750

Unified Loans, Inc.(16)                20,000                  20,000

Pawnshops of America, Inc.(17)        115,000                 115,000

Action Loans, Inc.(18)                 20,000                  20,000
                                   ----------               ---------
                                    3,830,250               3,830,250
                                   ==========               =========
--------------------

(1) The shares referenced relate to the resale of common stock underlying currently exercisable $4.625 per share stock purchase warrants.
(2) The shares referenced relate to the resale of common stock underlying currently exercisable $8.00 per share stock purchase warrants.
(3) The shares referenced relate to the resale of common stock underlying currently exercisable $12.00 per share stock purchase warrants.
(4) The shares referenced relate to the resale of common stock underlying currently exercisable $15.00 per share stock purchase warrants.
(5) CCDC, Inc. is an affiliate of director Joe R. Love, who is also an affiliate of the company.
(6) The shares referenced relate to currently outstanding common stock issued under previously exercised stock purchase warrants.
(7) The referenced Selling Shareholders acquired their shares from the company in connection with the acquisition by the company of Miraglia, Inc., a California corporation, on June 4, 1998. These Selling Shareholders were the shareholders of Miraglia, Inc. prior to the acquisition by the company, and Miraglia, Inc. became a wholly owned subsidiary of the company as a result of the acquisition. Blake Miraglia, Gary Vanier and Stephen Miraglia have agreed to restrict public sale or transfer of the company's common stock issued under the acquisition of Miraglia, Inc. to 20% per year
   (cumulative) of such stock issued in the acquisition for the three years immediately following the effective date of the acquisition.
(8) In connection with the Miraglia, Inc. acquisition, Blake Miraglia entered into a three-year employment agreement with the company.
(9) The referenced Selling Shareholders acquired their shares from the company in connection with the acquisition by the company of One Iron Ventures, Inc., an Illinois corporation, on December 14, 1998. These Selling Shareholders were the shareholders of One Iron Ventures, Inc. prior to the acquisition by the company, and One Iron Ventures, Inc. became a wholly owned subsidiary of the company as a result of the acquisition.
(10) Mr. Barron is currently employed as president of the company's pawnshop division, and is an affiliate of the company.
(11) Mr. Miraglia is currently employed as president of the company's check cashing division and is an affiliate of the company.
(12) Mr. Burke is a director of the company, and is an affiliate of the company.
(13) Mr. Powell is currently employed as chief executive officer of the company, and is chairman of the board of directors, and is an affiliate of the company.
(14) Mr. Wessel is currently employed as president and chief financial officer of the company, and is a director, and is an affiliate of the company.
(15) Mr. Williamson is currently employed as executive vice president, and is an affiliate of the company.
(16) The referenced selling shareholder has an outstanding receivable from the company in the amount of $310,700 related to the October 20, 1998 purchase by the company of the assets of two pawnshops in El Paso, Texas from the selling shareholder. This amount is payable one year from the date of purchase in either cash, or the issuance of the company's common stock valued at the average of the closing price of the company's common stock for the thirty days immediately preceding the October 20, 1999 due date, at the option of the company.
(17) The referenced selling shareholder has an outstanding receivable from the company in the amount of $1,700,000 related to the November 16, 1998 purchase by the company of the assets of twelve pawnshops in South Carolina from the selling shareholder. This amount is payable one year from the date of purchase in either cash, or the issuance of the company's common stock valued at the average of the closing price of the company's common stock for the thirty days immediately preceding the November 16, 1999 due date, at the option of the company.
(18) The referenced selling shareholder has an outstanding receivable from the company in the amount of $320,147 related to the October 20, 1998 purchase by the company of the assets of three pawnshops in El Paso, Texas from the selling shareholder. This amount is payable one year from the date of purchase in either cash, or the issuance of the company's common stock valued at the average of the closing price of the company's common stock for the thirty days immediately preceding the October 20, 1999 due date, at the option of the company.


     Pursuant to this prospectus, the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest to the Selling Stockholders, may sell shares from time to time in transactions on the Nasdaq Stock Market from time to time, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     Other methods by which the shares may be sold include, without limitation:
(i) transactions which involve cross or block trades or any other transaction permitted by the Nasdaq Stock Market, (ii) "at the market" to or through market makers or into an existing market for the common stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise),
(v) through short sales, or (vi) any combination of any other such methods of sale. The Selling Stockholders may also enter into option or other transaction with broker-dealers which require the delivery to such broker-dealers of the shares offered hereby which shares such broker-dealer may resell pursuant to this prospectus. The Selling Shareholders may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" as that term is defined under the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     Pursuant to the registration rights agreements with the Selling Stockholders, the company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments such Selling Stockholders or underwriters are required to make in respect of certain losses, claims, damages or liabilities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

     The following documents filed by the company with the Commission are incorporated in this prospectus by reference:

     a) The company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998.

     b) The company's definitive proxy statement for the January 14, 1999 annual meeting.

     c) The Current Report on Form 8-K filed by the company on September 22, 1998 to report the purchase of Miraglia, Inc., along with the financial statements of Miraglia, Inc. for the ten months ended May 31, 1998.

     d) The company's registration statement on Form S-1 dated November 4, 1994.

     e) The company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1998.

     All financial statements included in the above-referenced filings should be read in conjuction with the Risk Factors section of this prospectus.

     All documents filed by the company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The company will provide, without charge upon oral or written request, to each person to whom this prospectus is delivered, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference above. In addition, a copy of the company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. Requests for such documents should be directed to the company, 690 East Lamar, Suite 400, Arlington, Texas 76011, attention: Rick Wessel.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                           AVAILABLE INFORMATION
                           ---------------------

     The company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information are available for inspection and copying at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the Regional Offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The common stock trades on the Nasdaq Stock Market under the symbol "FCFS".
Reports, proxy statements and other information concerning the company may be inspected at the offices of the Nasdaq Stock Market located at 1735 K Street, NW, Washington, DC 20006-1500.

     The company has filed with the SEC in Washington, D.C. a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered by this prospectus. Certain of the information contained in the Registration Statement is omitted from this prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the company and the securities offered by this prospectus. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by this reference. The Registration Statement and the exhibits and schedules thereto are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC, from the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC and the address of the site is http://www.sec.gov.

                     SEC'S POSITION ON INDEMNIFICATION
                     ---------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                               LEGAL MATTERS
                               -------------

     Certain matters in connection with the resale of the shares by the Selling Shareholders will be passed upon by Brewer & Pritchard, P.C., Houston, Texas. A shareholder of Brewer and Pritchard, P.C. owns 5,000 shares of common stock.


                                  EXPERTS
                                  -------

     The financial statements as of July 31, 1997 and 1998 and for the years then ended incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended July 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of the company for the year ended July 31, 1996 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Miraglia, Inc. for the ten months ended May 31, 1998 incorporated in this prospectus by reference to the Current Report on Form 8-K filed by the Company on September 22, 1998 have been so incorporated in reliance on the report of Tollefson & Clancey, independent accountants, given upon their authority as experts in accounting and auditing.


                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS
                   --------------------------------------

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the company.

      Filing Fee for Registration Statement..... $ 13,107.00
      NASD Filing Fee...........................        -
      Printing, Engraving and Mailing Fees......      500.00
      Legal Fees and Expenses...................    5,000.00
      Accounting Fees and Expenses..............    3,000.00
      Blue Sky Fees and Expenses................        -
      Transfer Agent Fees.......................        -
      Miscellaneous.............................        -
                                                 -----------
      Total..................................... $ 21,607.00
                                                 ===========

Item 15. Indemnification of Directors and Officers

     Article X of the Certificate of Incorporation of the company provides for indemnification of officers, directors, agents and employees of the company as follows:

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify and such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required standards of conduct which make it permissible under law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the law, nor an actual determination by the Corporation (including its Boards of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the law.

     The foregoing discussion of the company's Certificate of Incorporation, and of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and Statutes, respectively.

Item 16. Exhibits

3.1(1)      Amended and Restated Certificate of  Incorporation
5.1(1)      Opinion of Brewer and Pritchard, PC
10.61(1)    Acquisition Agreement for twelve pawnshops in South Carolina
10.62(1)    Acquisition Agreement for One Iron Ventures, Inc.
10.63(1)    First Cash Financial Services, Inc. 1999 Stock Option Plan
23.1(1)     Consents of Deloitte & Touche LLP, PricewaterhouseCoopers LLP, and
              Tollefson & Clancey, independent public accountants.
23.2(1)     Consent of Brewer and Pritchard PC (contained in Exhibit 5.1)
---------------
(1)   Filed herein.

Item 17. Undertakings

     a) The undersigned registrant hereby undertakes:

     1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii) To include any material information with respect to the plan of distribution nor previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) (1) (I) and (a)
            (1) (II) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by the reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act nay be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES
                                 ----------

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Texas, on January 22, 1999.

                    FIRST CASH FINANCIAL SERVICES, INC.
                    -----------------------------------


                                         /s/ PHILLIP E. POWELL
                              -------------------------------------------
					Phillip E. Powell, Chief Executive Officer



     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


               Signature                Capacity               Date
               ---------                --------               ----


     /s/ PHILLIP E. POWELL     Chairman of the Board and    January 22, 1999
     ------------------------    Chief Executive Officer
         Phillip E. Powell


     /s/ RICK L. WESSEL        President, Chief Financial   January 22, 1999
     ------------------------    Officer, Secretary,
         Rick L. Wessel          Treasurer and Principal
	                           Accounting Officer


     /s/ JOE R. LOVE           Director                     January 22, 1999
     ------------------------
         Joe R. Love


     /s/ RICHARD T. BURKE      Director                     January 22, 1999
     ------------------------
         Richard T. Burke